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Exhibit 10.10

HireRight, Inc.

2007
Vice President of Worldwide Sales
Sales Compensation Plan

Introduction—Pay Philosophy

        HireRight's pay philosophy is to pay for actual net revenue generated from assigned accounts and accounts in assigned territories. The Vice President of Worldwide Sales Compensation Plan ("Plan") rewards the Vice President of Worldwide Sales ("Plan Participants(s)") for leading the sales and account management teams in finding and signing new customers and for participation with the Executive Team in setting the strategic direction for the company. Our company's rewards are designed to fairly compensate for job performance and to significantly leverage compensation for over achievement.

Effective Date of Plan

        The Plan is effective January 1, 2007 through December 31, 2007.

Eligibility

        Participation in this Plan is limited to active, full-time HireRight associates who are in the Vice President of Worldwide Sales position.

Separation/Transfer/Leave of Absence

        Upon separation from HireRight (voluntary or involuntary), or transfer to a job not eligible for incentive payments under this Plan, Plan participants will be eligible to receive sales incentives earned through the date of separation or transfer. Such payments will be made at the time they would have been made had the Plan Participant remained with the company or in the position.

Payment of Commissions

        All Sales Incentives are paid in the final pay period of each calendar month for the prior month's activity. Every effort will be made to ensure accurate and timely payment of Sales Incentives in accordance with the Plan. However, difficulties with the support systems which provide reporting for sales activity, as well as changes in organization, assignments, etc., may cause delays in the determination and the accuracy of Sales Incentives. HireRight will consider and make adjustments to Sales Incentive compensation, as appropriate, for a period of ninety (90) days following the date of payment of such Sales Incentives, resulting from routine corrections related to administrative errors.

Taxable Income from Sales Incentives

        Compensation in the form of both cash and non-cash is included in your taxable income and FICA taxable wages. The IRS specifically includes company-paid vacation trips in taxable income. As a result, all incentives earned under this program will be recorded and reported according to applicable state and federal tax regulations.

Vice President of Worldwide Sales Compensation

        The total target cash compensation package for the Vice President of Worldwide Sales consists of Base Salary, Executive Short Term Incentive and Commissions.

Executive Short-term Incentive Plan

        The Vice President of Worldwide Sales is eligible to participate in HireRight's Executive Short-term Incentive Plan for Fiscal Year 2007 with a target incentive of 20% of base salary. Details of this portion of the compensation may be found in that plan document.

Commissions

        The Vice President of Worldwide Sales is eligible to earn commissions as follows:

  Commission on Planned Revenue:    The Vice President of Worldwide Sales is eligible to earn commissions on 2007 monthly service revenue (excluding reimbursed fees) which exceeds 2006 actual revenue. The commission rate is 0.58%, and if HireRight meets its 2007 Plan, targeted commission earnings is $90,000.

  Commission on Revenue Over Plan:    The Vice President of Worldwide Sales is eligible to earn commissions on service revenue (excluding reimbursed fees) over the 2007 Plan once HireRight achieves its planned revenue for the year. These commissions will be paid according to the following schedule:

Commission Rates for Actual Revenues over 2007 Plan

Service Revenue (Excl. Reimbursed Fees)	% of Plan	Commission Rate
$67,981,559 - $69,932,629	Plan to 102.87%	1.80%
$69,932,630 - $71,876,901	102.88% to 105.73%	1.99%
$71,876,901 +	105.74% +	2.34%

Plan Modifications

        HireRight reserves the right to amend, revoke, or modify this Plan, in whole or in part, at any time with thirty (30) days prior written notice. Plan modifications, if any, will be documented and distributed to all applicable Plan Participants.

I have received and acknowledge that this 2007 Vice President of Worldwide Sales Compensation Plan is the most current and sole sales compensation plan of HireRight. This Plan supercedes any and all previous written and verbal communications pertaining to sales compensation.

I understand that the contents of this plan are considered HireRight Confidential and Proprietary Information and I agree that I must treat this plan according to the HireRight confidentiality agreement I signed upon joining HireRight.

Employee Name	Employee Signature	Date

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  Exhibit 10.10
HireRight, Inc.
Vice President of Worldwide Sales Compensation
Commission Rates for Actual Revenues over 2007 Plan